Exhibit 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in this Post Effective Amendment No. 1 on Form S-3 to the Registration Statement (No. 333-146777) on Form S-1/MEF of Retail Opportunity Investments Corp. of our report dated March 11, 2010, relating to our audits of the consolidated financial statements at December 31, 2009 and for the years ended December 31, 2009 and 2008 which appears in the Annual Report on Form 10-K of Retail Opportunity Investments Corp. for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York
February 8, 2012